Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE	Media contacts:
January 25, 2011	Peter Thonis
212-395-2355
peter.thonis@verizon.com

Bob Varettoni
908-559-6388
robert.a.varettoni@verizon.com

Verizon Reports Strong 4Q and Year-End 2010 Results,

Highlighted by Cash Flow, Wireless and FiOS Growth

Gains Reported in 4Q Wireless and Wireline Margins; Solid Results Across

Verizon Wireless, Consumer Wireline and Global Business

4Q HIGHLIGHTS

Consolidated

•

93 cents in diluted earnings per share (EPS), including 39 cents per share in net non-operational gains, compared with 22 cents in EPS (as adjusted) in 4Q 2009, including 28 cents per share in non-operational charges.

•	Continued cash flow growth in quarter, contributing to $33.4 billion in cash flow from operations in 2010 and $16.9 billion in free cash flow (non-GAAP).

Wireless

•	7.7 percent increase in service revenues from 4Q 2009; data revenues up 25.5 percent; 30.1 percent operating income margin and 47.5 percent Segment EBITDA margin on service revenues (non-GAAP).

•

955,000 total net customer additions, excluding acquisitions and adjustments, in 4Q 2010; includes 872,000 retail postpaid net customer additions in the quarter; continued low retail postpaid churn of 1.01 percent.

•	102.2 million total connections, includes 94.1 million total customers.

Verizon News Release, page 2

Wireline

•	197,000 net FiOS Internet and 182,000 net FiOS TV customer additions; 4.1 million total FiOS Internet customers and 3.5 million total FiOS TV customers.

•	10.7 percent increase in consumer ARPU from 4Q 2009; FiOS revenues now represent approximately 53 percent of total consumer revenues.

•	7.5 percent increase in strategic enterprise revenues, which now represent approximately 44 percent of total global enterprise revenues.

NEW YORK -- Continued strong cash flow and growth in Verizon Wireless, FiOS and strategic enterprise services highlighted fourth-quarter and year-end 2010 earnings reported today by Verizon Communications Inc. (NYSE, NASDAQ: VZ).

The company reported 93 cents in EPS in fourth-quarter 2010, compared with 22 cents per share (as adjusted) in fourth-quarter 2009. Fourth-quarter 2010 results included 39 cents per share in net non-operational gains: 50 cents per share primarily from the annual actuarial valuation of Verizon’s pension assets, partially offset by 6 cents per share for severance and other related charges, and 5 cents per share for Alltel merger integration costs. Fourth-quarter 2009 results included 28 cents per share in non-operational charges.

On an annual basis, Verizon reported 90 cents in 2010 EPS, compared with $1.72 (as adjusted) in 2009.

Improved Earnings and Solid Momentum

“Verizon ended 2010 with strong results, driven by solid execution across all our businesses,” said Verizon Chairman and CEO Ivan Seidenberg. “The fourth quarter capped a strong second half of the year, resulting in improved earnings, solid momentum and an even stronger balance sheet. Verizon Wireless produced another quarter of impressive growth, with record-high profitability, as we continue to drive higher smartphone adoption and data use.

Verizon News Release, page 3

Following another solid quarter in our wireline businesses, we are optimistic about opportunities to continue to expand wireline margins.”

Strong Cash Flow Growth in 2010

Cash flow from operations totaled $33.4 billion in 2010, compared with $31.4 billion in 2009. Capital expenditures totaled $16.5 billion in 2010, down $400 million from 2009. For 2010, free cash flow (non-GAAP; cash flow from operations less capital expenditures) totaled $16.9 billion, a 16.4 percent year-over-year increase.

On a consolidated basis, Verizon’s total operating revenues were $26.4 billion in fourth-quarter 2010, a decrease of 2.6 percent compared with fourth-quarter 2009. Last year’s results included revenues from operations that have since been divested.

On a comparable basis (non-GAAP), fourth-quarter 2010 total operating revenues increased $592 million, or 2.3 percent, compared with fourth-quarter 2009.

Wireless Delivers Continued Strong Growth and Profitability

Verizon Wireless delivered strong growth in revenues, strong retail postpaid ARPU (average monthly service revenue per user), and growth in traditional customers and other connections. Wireless service EBITDA margin was a record high. In the fourth quarter of 2010:

•

Verizon Wireless added 872,000 retail postpaid customers, and 803,000 total retail customers, which includes a decrease of 69,000 retail prepaid customers. These additions exclude acquisitions and adjustments.

•	At the end of the fourth quarter, the company had 87.5 million retail customers, which represented 93 percent of the company’s wireless customers.

•	The company also added 152,000 reseller customers in the fourth quarter.

Verizon News Release, page 4

•

The company had a total of 94.1 million customers at the end of the fourth quarter. In addition, the company had 8.1 million other connections -- such as machine-to-machine and telematics. This was an increase of 186,000 net other connections in the quarter, and brought the number of total wireless connections to 102.2 million at year-end 2010.

•

At year-end 2010, 26 percent of Verizon Wireless’ retail postpaid customer base had smartphone devices, up from 15 percent at year-end 2009. In fourth-quarter 2010, more than 75 percent of Verizon Wireless’ postpaid net adds were smartphones.

•	Retail postpaid churn remained low at 1.01 percent. Total retail and total customer churn levels were 1.37 and 1.34 percent, respectively. All churn levels improved year over year and sequentially.

•

Retail service revenues in the quarter totaled $13.5 billion, up 5.1 percent year over year. Retail data revenues were $5.0 billion, up 22.8 percent year over year. Service revenues in the fourth quarter were $14.2 billion, up 7.7 percent year over year. Total revenues were $16.1 billion, up 5.7 percent year over year. For full-year 2010, service revenues were $55.6 billion, up 6.9 percent over full-year 2009; total revenues were $63.4 billion, up 5.1 percent year over year.

•

Retail postpaid ARPU grew 2.5 percent over the fourth-quarter 2009, to $53.50. Retail postpaid data ARPU increased to $19.97, up 19.3 percent year over year. In addition, retail service ARPU grew 2.4 percent over fourth-quarter 2009, to $51.84.

•

Wireless operating income margin was 30.1 percent, an increase of 340 basis points year over year. Segment EBITDA margin on service revenues (non-GAAP) was 47.5 percent, up 290 basis points over fourth-quarter 2009. For full-year 2010, operating income

Verizon News Release, page 5

margin was 29.5 percent, up 190 basis points over full-year 2009; segment EBITDA margin on service revenues was 46.9 percent, up 140 basis points.

Continued Growth for FiOS and Strategic Enterprise Services

In wireline businesses, Verizon continued to add customers served by its FiOS fiber-optic network in the U.S., and revenues continued to increase for strategic enterprise services worldwide. In the fourth quarter of 2010:

•	Verizon added 197,000 net new FiOS Internet customers and 182,000 net new FiOS TV customers. By year-end, Verizon had 4.1 million FiOS Internet and 3.5 million FiOS TV customers.

•

FiOS Internet penetration (customers as a percentage of potential customers) was 31.9 percent by the end of the quarter, with the product available for sale to 12.8 million premises. This compares with 28.3 percent and 11.6 million, respectively, at year-end 2009.

•

FiOS TV penetration was 28.0 percent by the end of the quarter, with the product available for sale to 12.4 million premises. This compares with 24.7 percent and 11.1 million, respectively, at year-end 2009.

•	FiOS revenues generated approximately 53 percent of consumer wireline revenues in fourth-quarter 2010, compared with approximately 50 percent in third-quarter 2010.

•	Total wireline broadband and video revenues -- including FiOS Internet, FiOS TV and HSI (DSL-based high-speed Internet) -- were $1.8 billion in the quarter, up 18.4 percent from fourth-quarter 2009.

Verizon News Release, page 6

•

Consumer revenues grew 1.6 percent compared with fourth-quarter 2009. Consumer ARPU for wireline services was $88.85 in fourth-quarter 2010, up 10.7 percent compared with fourth-quarter 2009. ARPU for FiOS customers is more than $146.

•

Global enterprise revenues totaled $4.0 billion in the quarter, up 1.3 percent compared with fourth-quarter 2009. Sales of strategic enterprise services -- such as security and IT solutions, as well as strategic networking -- increased 7.5 percent compared with fourth-quarter 2009 and now represent approximately 44 percent of global enterprise revenues.

•	Segment EBITDA margin (non-GAAP) was 23.5 percent, compared with 22.7 percent in third-quarter 2010 and 22.5 percent in fourth-quarter of 2009, as adjusted.

Additional Highlights

Wireless

•

At Verizon Wireless, monthly cash expense per customer (non-GAAP) decreased in the fourth quarter 2010 to $26.59 from $27.72 in the fourth quarter 2009. For the full year, cash expense per customer was $26.80, down 2.7 percent from $27.55 in 2009.

•	In the fourth quarter, total data revenues were 37.1 percent of all service revenues, up from 31.8 percent in the fourth quarter 2009.

•

Verizon Wireless continued to invest in its 3G (third-generation) broadband network, the nation’s largest and most reliable 3G network. Verizon’s 3G network provides more coverage than any other U.S. carrier and is available where more than 290 million people reside.

•

In December, Verizon Wireless launched its 4G LTE (fourth-generation Long Term Evolution) Mobile Broadband network, the fastest and most advanced 4G network in the U.S., in 38 major metropolitan areas covering one-third of all Americans and in more than 60 commercial airports. With Verizon Wireless’ 4G LTE network, laptop users experience average data throughput speeds of up to 10 times faster than when on the company’s 3G network. Verizon Wireless announced earlier this month that it would expand its 4G LTE network to an additional 140 markets by the end of 2011.

•

Concurrent with the launch of its 4G LTE Mobile Broadband network, Verizon Wireless introduced two 4G LTE USB modems: the LG VL600 and the Pantech UML290, which are also compatible with the company’s 3G network. Verizon Wireless unveiled 10 new 4G

Verizon News Release, page 7

LTE consumer devices at the International Consumer Electronics Show earlier this month, including smartphones, tablets, mobile hot spot devices and notebooks that will be available in the first half of this year.

•	On Jan. 11, Verizon Wireless announced the iPhone4 will be available to customers beginning in February.

•

During the fourth quarter, Verizon Wireless customers sent or received more than 180 billion text messages. Customers also sent nearly 4.5 billion picture/video messages and completed more than 20 million music and video downloads from Verizon Wireless.

Wireline

•

Fourth-quarter 2010 operating revenues were $10.3 billion, a decline of 2.8 percent compared with fourth-quarter 2009. Fourth-quarter 2010 cash operating expenses (non-GAAP) were $7.9 billion, a decline of 3.9 percent compared with fourth-quarter 2009.

•

Broadband connections totaled 8.4 million at the end of the fourth quarter 2010, a 2.8 percent year-over-year increase. This is a net increase of 52,000 from the third quarter 2010, as the increase in FiOS Internet connections more than offset a decrease in HSI connections.

•

As of year-end 2010, the FiOS network passed 15.6 million premises, or approximately 60 percent of Verizon’s domestic wireline footprint following the close of the Frontier transaction on July 1, 2010.

•	The wireline workforce totaled 92,300 at year-end 2010, a decline of about 16,000 year over year, primarily as a result of incentive offers that have led to voluntary separations.

•

During the quarter, Verizon continued to deploy secure global IT and communications solutions that enable better business outcomes for multinational enterprise, medium-sized and government customers wherever and whenever they operate. These solutions included additional capabilities that support the company’s “everything-as-a-service” cloud strategy, as well as a platform for developing enterprise mobility applications and new unified communications professional services. Additionally, top industry analysts recognized Verizon leadership in a number of key areas, including for managed security services in the North America, Europe and Asia-Pacific regions.

•

Verizon expanded its global network infrastructure during the quarter as it continued to broaden its global scope and capabilities. The company installed 16 additional Private IP edge routers for a total of 814 edge routers in 233 sites throughout 61 countries; implemented the first production deployment of a true 100G (gigabit-per-second) transmission system on the Verizon backbone network; launched its packet optical transport platform initiative for Private IP and Ethernet services in the Asia-Pacific, Europe and Latin America regions; and installed 22 new nodes in the Switched Ethernet Service network in support of a fiber-to-the-cell-site initiative in the U.S.

Verizon News Release, page 8

•

Multinational corporations, including Carlsberg and National Grid, completed new agreements, expanding their relationships with Verizon for a wide range of advanced communications and IT solutions. Verizon also continued to win new government business, including an award from the U.S. General Services Administration to provide secure on-demand cloud computing service.

NOTE: Effective with the fourth quarter 2010, Verizon changed its method of accounting for pension and post-employment benefits. Accordingly, all prior periods have been adjusted for this change, which primarily affected Verizon consolidated and the Wireline segment. Reclassifications of prior period amounts have been made, where appropriate, to reflect comparable operating results for the divestiture of overlapping wireless properties in 105 operating markets in 24 states during the first half of 2010; the wireless deferred revenue adjustment that was disclosed in Verizon’s Form 10-Q for the period ended June 30, 2010; and the spinoff to Frontier of local exchange and related landline assets in 14 states, effective on July 1, 2010. See the accompanying schedules and www.verizon.com/investor for reconciliations to generally accepted accounting principles (GAAP) for non-GAAP financial measures cited in this document.

Verizon Communications Inc. (NYSE, NASDAQ:VZ), headquartered in New York, is a global leader in delivering broadband and other wireless and wireline communications services to mass market, business, government and wholesale customers. Verizon Wireless operates America’s most reliable wireless network, serving 94.1 million customers nationwide. Verizon also provides converged communications, information and entertainment services over America’s most advanced fiber-optic network, and delivers innovative, seamless business solutions to customers around the world. A Dow 30 company, Verizon employs a diverse workforce of more than 194,000 and last year generated consolidated revenues of $106.6 billion. For more information, visit www.verizon.com.

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VERIZON’S ONLINE NEWS CENTER: Verizon news releases, executive speeches and biographies, media contacts, high-quality video and images, and other information are available at Verizon’s News Center on the World Wide Web at www.verizon.com/news. To receive news releases by e-mail, visit the News Center and register for customized automatic delivery of Verizon news releases.

NOTE: This document contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statements: the effects of adverse conditions in the U.S. and international economies; the effects of competition in our markets; materially adverse changes in labor matters, including workforce levels and labor negotiations, and any resulting financial and/or operational impact, in the markets served by us or by companies in which we have substantial investments; the effect of material changes in available technology; any disruption of our suppliers’ provisioning of critical products or services; significant increases in benefit plan costs or lower investment returns on plan assets; the impact of natural or man-made disasters or existing or future litigation and any resulting financial impact not covered by insurance; technology substitution; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations or adverse conditions in the credit markets impacting the cost, including interest rates, and/or availability of financing; any changes in the regulatory environments in which we operate, including any loss of or inability to renew wireless licenses, and the final results of federal and state regulatory proceedings and judicial review of those results; the timing, scope and financial impact of our deployment of fiber-to-the-premises broadband technology; changes in our accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; our ability to complete acquisitions and dispositions; our ability to successfully integrate Alltel Corporation into Verizon Wireless’ business and achieve anticipated benefits of the acquisition; and the inability to implement our business strategies.

Verizon Communications Inc.

Condensed Consolidated Statements of Income - As Adjusted

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/10	3 Mos. Ended 12/31/09	% Change	12 Mos. Ended 12/31/10	12 Mos. Ended 12/31/09	% Change

Operating Revenues	$ 26,395	$ 27,091	(2.6)	$ 106,565	$ 107,808	(1.2)

Operating Expenses
Cost of services and sales	10,610	12,585	(15.7)	44,149	44,579	(1.0)
Selling, general & administrative expense	5,291	7,311	(27.6)	31,366	30,717	2.1
Depreciation and amortization expense	4,083	4,242	(3.7)	16,405	16,534	(0.8)

Total Operating Expenses	19,984	24,138	(17.2)	91,920	91,830	0.1

Operating Income	6,411	2,953	*	14,645	15,978	(8.3)
Equity in earnings of unconsolidated businesses	113	131	(13.7)	508	553	(8.1)
Other income and (expense), net	43	13	*	54	91	(40.7)
Interest expense	(567)	(686)	(17.3)	(2,523)	(3,102)	(18.7)

Income Before Provision for Income Taxes	6,000	2,411	*	12,684	13,520	(6.2)
Provision for income taxes	(1,352)	(40)	*	(2,467)	(1,919)	28.6

Net Income	$ 4,648	$ 2,371	96.0	$ 10,217	$ 11,601	(11.9)

Net income attributable to noncontrolling interest	$ 2,009	$ 1,754	14.5	$ 7,668	$ 6,707	14.3
Net income attributable to Verizon	2,639	617	*	2,549	4,894	(47.9)

Net Income	$ 4,648	$ 2,371	96.0	$ 10,217	$ 11,601	(11.9)

Basic Earnings per Common Share
Net income attributable to Verizon	$ .93	$ .22	*	$ .90	$ 1.72	(47.7)

Weighted average number of common shares (in millions)	2,829	2,841		2,830	2,841

Diluted Earnings per Common Share (1)
Net income attributable to Verizon	$ .93	$ .22	*	$ .90	$ 1.72	(47.7)

Weighted average number of common shares-assuming dilution (in millions)	2,831	2,841		2,833	2,841

Footnotes:

(1)	Diluted Earnings per Share includes the dilutive effect of shares issuable under our stock-based compensation plans, which represents the only potential dilution.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Condensed Consolidated Balance Sheets - As Adjusted

(dollars in millions)

Unaudited	12/31/10	12/31/09	$ Change

Assets
Current assets
Cash and cash equivalents	$ 6,668	$ 2,009	$ 4,659
Short-term investments	548	490	58
Accounts receivable, net	11,781	12,573	(792)
Inventories	1,131	1,426	(295)
Prepaid expenses and other	2,220	5,247	(3,027)

Total current assets	22,348	21,745	603

Plant, property and equipment	211,655	229,743	(18,088)
Less accumulated depreciation	123,944	137,758	(13,814)

	87,711	91,985	(4,274)

Investments in unconsolidated businesses	3,497	3,535	(38)
Wireless licenses	72,996	72,067	929
Goodwill	21,988	22,472	(484)
Other intangible assets, net	5,830	6,764	(934)
Other assets	5,635	8,339	(2,704)

Total Assets	$ 220,005	$ 226,907	$ (6,902)

Liabilities and Equity
Current liabilities
Debt maturing within one year	$ 7,542	$ 7,205	$ 337
Accounts payable and accrued liabilities	15,702	15,223	479
Other	7,353	6,708	645

Total current liabilities	30,597	29,136	1,461

Long-term debt	45,252	55,051	(9,799)
Employee benefit obligations	28,164	32,622	(4,458)
Deferred income taxes	22,818	19,190	3,628
Other liabilities	6,262	6,765	(503)

Equity
Common stock	297	297	—
Contributed capital	37,922	40,108	(2,186)
Reinvested earnings	4,368	7,260	(2,892)
Accumulated other comprehensive income (loss)	1,049	(1,372)	2,421
Common stock in treasury, at cost	(5,267)	(5,000)	(267)
Deferred compensation - employee stock ownership plans and other	200	89	111
Noncontrolling interest	48,343	42,761	5,582

Total equity	86,912	84,143	2,769

Total Liabilities and Equity	$ 220,005	$ 226,907	$ (6,902)

The unaudited condensed consolidated balance sheets are based on preliminary information.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Condensed Consolidated Statements of Cash Flows - As Adjusted

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/10	12 Mos. Ended 12/31/09	$ Change

Cash Flows From Operating Activities
Net Income	$ 10,217	$ 11,601	$ (1,384)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	16,405	16,534	(129)
Employee retirement benefits	3,988	2,964	1,024
Deferred income taxes	3,233	2,093	1,140
Provision for uncollectible accounts	1,246	1,306	(60)
Equity in earnings of unconsolidated businesses, net of dividends received	2	389	(387)
Changes in current assets and liabilities, net of effects from acquisition/ disposition of businesses	202	(2,511)	2,713
Other, net	(1,930)	(986)	(944)

Net cash provided by operating activities	33,363	31,390	1,973

Cash Flows From Investing Activities
Capital expenditures (including capitalized software)	(16,458)	(16,872)	414
Acquisitions of licenses, investments and businesses, net of cash acquired	(1,438)	(5,958)	4,520
Proceeds from dispositions	2,594	—	2,594
Net change in short-term investments	(3)	84	(87)
Other, net	251	(410)	661

Net cash used in investing activities	(15,054)	(23,156)	8,102

Cash Flows From Financing Activities
Proceeds from long-term borrowings	—	12,040	(12,040)
Repayments of long-term borrowings and capital lease obligations	(8,136)	(19,260)	11,124
Decrease in short-term obligations, excluding current maturities	(1,097)	(1,652)	555
Dividends paid	(5,412)	(5,271)	(141)
Proceeds from access line spin-off	3,083	—	3,083
Other, net	(2,088)	(1,864)	(224)

Net cash used in financing activities	(13,650)	(16,007)	2,357

Increase (decrease) in cash and cash equivalents	4,659	(7,773)	12,432
Cash and cash equivalents, beginning of period	2,009	9,782	(7,773)

Cash and cash equivalents, end of period	$ 6,668	$ 2,009	$ 4,659

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Selected Financial and Operating Statistics - As Adjusted

As of

Unaudited			12/31/10	12/31/09

Debt to debt and Verizon’s equity ratio, end of period (1)			57.8%	60.1%

Book value per common share (1)			$ 13.64	$ 14.59

Common shares outstanding (in millions) end of period			2,827	2,836

Total employees			194,400	222,927

(dollars in millions, except per share amounts)

Unaudited	3 Mos. Ended 12/31/10	3 Mos. Ended 12/31/09	12 Mos. Ended 12/31/10	12 Mos. Ended 12/31/09

Capital expenditures (including capitalized software)
Domestic Wireless	$ 2,233	$ 2,018	$ 8,438	$ 7,152
Wireline	2,171	2,278	7,269	8,892
Other	310	257	751	828

Total	$ 4,714	$ 4,553	$ 16,458	$ 16,872

Cash dividends declared per common share	$ 0.4875	$ 0.4750	$ 1.9250	$ 1.8700

Footnote:

(1)	Calculations are based on the equity position attributable to Verizon, which excludes noncontrolling interests.

Verizon Communications Inc.

Verizon Wireless – Selected Financial Results

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/10	3 Mos. Ended 12/31/09	% Change	12 Mos. Ended 12/31/10	12 Mos. Ended 12/31/09	% Change

Revenues
Service revenues	$ 14,193	$ 13,183	7.7	$ 55,629	$ 52,046	6.9
Equipment and other	1,955	2,092	(6.5)	7,778	8,279	(6.1)

Total Revenues	16,148	15,275	5.7	63,407	60,325	5.1

Operating Expenses
Cost of services and sales	4,817	5,144	(6.4)	19,245	19,348	(0.5)
Selling, general & administrative expense	4,596	4,253	8.1	18,082	17,309	4.5
Depreciation and amortization expense	1,881	1,796	4.7	7,356	7,030	4.6

Total Operating Expenses	11,294	11,193	0.9	44,683	43,687	2.3

Operating Income	$ 4,854	$ 4,082	18.9	$ 18,724	$ 16,638	12.5
Operating Income Margin	30.1%	26.7%		29.5%	27.6%

Verizon Wireless – Selected Operating Statistics

(numbers in thousands)

Unaudited	12/31/10	12/31/09	% Change

Total Customers	94,135	89,172	5.6
Retail Customers	87,535	85,445	2.4

(numbers in thousands)

Unaudited	3 Mos. Ended 12/31/10	3 Mos. Ended 12/31/09	% Change	12 Mos. Ended 12/31/10	12 Mos. Ended 12/31/09	% Change

Total Customer net adds in period (1)	955	2,161	(55.8)	4,839	5,656	(14.4)
Retail Customer net adds in period (1)	803	1,157	(30.6)	1,977	4,369	(54.7)

Total churn rate	1.34%	1.39%		1.33%	1.41%
Retail churn rate	1.37%	1.40%		1.38%	1.41%

Footnotes:

(1)	Customer net additions exclude acquisitions and adjustments.

The segment financial results and metrics above are adjusted to exclude the effects of non-recurring or non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

Verizon Communications Inc.

Wireline – Selected Financial Results - As Adjusted

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/10	3 Mos. Ended 12/31/09	% Change	12 Mos. Ended 12/31/10	12 Mos. Ended 12/31/09	% Change

Operating Revenues
Mass Markets	$ 4,085	$ 4,047	0.9	$ 16,256	$ 16,115	0.9
Global Enterprise	3,964	3,913	1.3	15,669	15,667	*
Global Wholesale	2,011	2,288	(12.1)	8,393	9,155	(8.3)
Other	229	333	(31.2)	909	1,514	(40.0)

Total Operating Revenues	10,289	10,581	(2.8)	41,227	42,451	(2.9)

Operating Expenses
Cost of services and sales	5,608	5,728	(2.1)	22,618	22,693	(0.3)
Selling, general & administrative expense	2,267	2,468	(8.1)	9,372	9,947	(5.8)
Depreciation and amortization expense	2,161	2,126	1.6	8,469	8,238	2.8

Total Operating Expenses	10,036	10,322	(2.8)	40,459	40,878	(1.0)

Operating Income	$ 253	$ 259	(2.3)	$ 768	$ 1,573	(51.2)
Operating Income Margin	2.5%	2.4%		1.9%	3.7%

Wireline – Selected Operating Statistics

(numbers in thousands)

Unaudited	12/31/10	12/31/09	% Change

Switched access lines in service
Total Residence (includes Primary residence)	14,135	15,618	(9.5)
Primary residence	12,574	13,662	(8.0)

Business	11,755	12,540	(6.3)
Public	111	165	(32.7)

Total	26,001	28,323	(8.2)

Broadband connections	8,392	8,160	2.8
FiOS Internet Subscribers	4,082	3,286	24.2
FiOS TV Subscribers	3,472	2,750	26.3

Footnotes:

The segment financial results and metrics above are adjusted to exclude the effects of non-operational items, as the Company’s chief operating decision maker excludes these items in assessing business unit performance.

Intersegment transactions have not been eliminated.

Certain reclassifications have been made, where appropriate, to reflect comparable operating results.

*	Not meaningful

Verizon Communications Inc.

Other Reconciliations – Verizon – As Adjusted

(dollars in millions)

Unaudited	12 Mos. Ended 12/31/10	12 Mos. Ended 12/31/09

Free Cash Flow

Net cash provided by operating activities	$ 33,363	$ 31,390
Less: capital expenditures	16,458	16,872

Free Cash Flow	$ 16,905	$ 14,518

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/10	3 Mos. Ended 12/31/09

Consolidated Operating Revenues - Reported	$ 26,395	$ 27,091
Less: Impact of divested operations	—	1,288

Consolidated Adjusted Operating Revenues	$ 26,395	$ 25,803

Y/Y $ Change	$ 592
Y/Y % Change	2.3%

Verizon Communications Inc.

Other Reconciliations – Segments

Verizon Wireless

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/10	3 Mos. Ended 12/31/09	12 Mos. Ended 12/31/10	12 Mos. Ended 12/31/09

Verizon Wireless Segment EBITDA
Operating income	$ 4,854	$ 4,082	$ 18,724	$ 16,638
Add: depreciation and amortization expense	1,881	1,796	7,356	7,030

Verizon Wireless Segment EBITDA	$ 6,735	$ 5,878	$ 26,080	$ 23,668

Verizon Wireless total revenues	$ 16,148	$ 15,275	$ 63,407	$ 60,325

Verizon Wireless service revenues	$ 14,193	$ 13,183	$ 55,629	$ 52,046

Verizon Wireless operating income margin	30.1%	26.7%	29.5%	27.6%

Verizon Wireless Segment EBITDA service margin	47.5%	44.6%	46.9%	45.5%

(dollars in millions, except Cash Expense per Customer)

Unaudited	3 Mos. Ended 12/31/10	3 Mos. Ended 12/31/09	12 Mos. Ended 12/31/10	12 Mos. Ended 12/31/09

Verizon Wireless Cash Expense Per Customer
Cost of services and sales	$ 4,817	$ 5,144	$ 19,245	$ 19,348
Selling, general & administrative expense	4,596	4,253	18,082	17,309
Less: Equipment and other revenue	1,955	2,092	7,778	8,279

Cash expense	$ 7,458	$ 7,305	$ 29,549	$ 28,378

Cumulative average customers (millions)	280.4	263.6	1,102.5	1,030.0

Verizon Wireless Cash expense per customer	$ 26.59	$ 27.72	$ 26.80	$ 27.55

Verizon Wireline – As Adjusted

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/10	3 Mos. Ended 9/30/10	3 Mos. Ended 12/31/09

Verizon Wireline Segment EBITDA
Operating income	$ 253	$ 187	$ 259
Add: Depreciation and amortization expense	2,161	2,145	2,126

Segment EBITDA	$ 2,414	$ 2,332	$ 2,385

Total revenues	$ 10,289	$ 10,286	$ 10,581

Verizon Wireline operating income margin	2.5%	1.8%	2.4%

Verizon Wireline Segment EBITDA margin	23.5%	22.7%	22.5%

(dollars in millions)

Unaudited	3 Mos. Ended 12/31/10	3 Mos. Ended 12/31/09

Verizon Wireline Cash Operating Expenses
Total Operating Expenses	$ 10,036	$ 10,322
Less: Depreciation and amortization	2,161	2,126

Verizon Wireline Cash Operating Expenses	$ 7,875	$ 8,196

Y/Y % Change	(3.9%)